UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report

December 22, 2004

(Date of earliest event reported)

IVAX Corporation

(Exact name of registrant as specified in its charter)

Florida	1-09623	16-1003559

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida	33127

(Address of principal executive offices)	(Zip Code)

(305) 575-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On December 20, 2004, the Compensation Committee of the Board of Directors of IVAX Corporation (the “Company”) accelerated the vesting of all of the Company’s unvested stock options awarded to officers and employees under the IVAX Corporation 1994 Stock Option Plan, the IVAX Corporation 1997 Stock Option Plan and the IVAX Corporation 2004 Incentive Compensation Plan which have an exercise price greater than $15.39, the closing price of the Company’s common stock on the American Stock Exchange on December 20, 2004. As a result of the acceleration, options to acquire approximately 8.2 million shares of IVAX common stock (representing approximately 29% of the total outstanding options), which otherwise would have vested from time to time over the next 46 months, became immediately exercisable. Approximately 65% of the accelerated options would have vested in any event over the next 15 months.

     The Compensation Committee’s decision to accelerate the vesting of these options was in response to the issuance by the Financial Accounting Standard Board of Statement of Financial Accounting Standard No. 123 (revised 2004) (“FASB No. 123R”), “Share-Based Payment.” By accelerating the vesting of these options, the Company believes it will potentially result in the Company not being required to recognize any compensation expense in the current year or in future periods associated with these options. However, there can be no assurance that the acceleration of the options will avoid the recognition of compensation expense.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     See Item 3.02 below.

Item 3.02.	Unregistered Sales of Equity Securities.

     Pursuant to a Purchase Agreement dated December 17, 2004, the Company sold $333 million of its 1.875% senior convertible notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, on December 22, 2004 at a cash purchase price of $985 per $1,000 initial principal amount of the notes. The notes were issued under an Indenture dated December 22, 2004 between the Company and U.S. Bank National Association, as trustee, and mature on December 15, 2024. On or after December 15, 2010, the Company may redeem all or any part of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed. On each of December 15, 2010, December 15, 2014 and December 15, 2019, the holders may require the Company to repurchase all or a portion of their notes. Holders of the notes may also require the Company to repurchase their notes upon the occurrence of certain specified corporate transactions.

     The Company received net proceeds of approximately $324.3 million after deducting the initial purchaser’s discount and expenses of the offering. The Company used a portion of the net proceeds towards the repurchase, in previously negotiated private transactions, of $250 million principal amount of its 4.5% convertible notes due 2008. Approximately $284 million of the Company’s 4.5% convertible senior notes due 2008 remain outstanding. IVAX intends to use the remaining proceeds for general corporate purposes.

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     Under certain circumstances, the notes will be convertible into cash and, if applicable, shares of the Company’s common stock at an initial conversion rate of 48.1301 shares per $1,000 principal amount of these notes (equal to an initial conversion price of approximately $20.78 per share), subject to adjustment. The notes are convertible prior to the stated maturity under the following circumstances: (1) during any fiscal quarter (beginning with the quarter ending March 31, 2005) if the closing sale price of the Company’s common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day; (2) during any five consecutive trading day period immediately following any five consecutive trading day period (the “Note Measurement Period”) in which the average market price for the notes during that Note Measurement Period was less than 95% of the average conversion value for the notes during such period; (3) if the Company calls the notes for redemption; or (4) upon the occurrence of specified corporate transactions.

     The aggregate value (the “Conversion Value”) of the cash and, if applicable, shares of common stock per $1,000 principal amount of notes that will be received upon conversion by a holder of the notes will be equal to the product of:

•	the conversion rate then in effect; and

•	the average of the daily volume-weighted average price per share of the Company’s common stock for each of the 10 consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion (the “10-day Weighted Average Price”).

     The Company will deliver the Conversion Value of the notes surrendered for conversion to converting holders as follows:

•	a cash amount equal to the lesser of (1) the aggregate Conversion Value of the notes to be converted and (2) the aggregate principal amount of the notes to be converted;

•	if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares equal to the quotient of (1) the aggregate Conversion Value less the Principal Return and (2) the 10-day Weighted Average Price; and

•	a cash amount in lieu of any fractional shares of the Company’s common stock.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX CORPORATION
By:	/s/ Thomas E. Beier
	Name:	Thomas E. Beier
	Title:	Senior Vice President-Finance and Chief Financial Officer

Dated: December 22, 2004

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